Exhibit 23

[Letterhead of Turlington and Company, L.L.P.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

We consent to the incorporation by reference in the registration statement (No. 333-151337, No. 333-132623, No. 333-49759 and No. 333-104144) on Form S-8 of First South Bancorp, Inc. and Subsidiary of our report dated March 8, 2010 with respect to the consolidated statements of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2009, 2008 and 2007, which report appears in the annual report on Form 10-K of First South Bancorp, Inc..

/s/  Turlington and Company, L.L.P.

Lexington, North Carolina
March 8, 2010